  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2000
                                                      REGISTRATION NO. 333-76927
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ROBOTIC VISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                              11-2400145
          (State of incorporation)        (I.R.S. Employer Identification No.)



                                 5 SHAWMUT ROAD
                           CANTON, MASSACHUSETTS 02021
                                 (781) 302-2439
   (Address and telephone number of registrant's principal executive offices)

                                  PAT V. COSTA
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                           CANTON, MASSACHUSETTS 02021
                                 (781) 302-2439
            (Name, address and telephone number of agent for service)

                  Copies of all communications and notices to:

                              IRA I. ROXLAND, ESQ.
                 COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.
                                800 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                               TEL: (212) 688-7000
                               FAX: (212) 755-2839

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS

                          ROBOTIC VISION SYSTEMS, INC.

                        4,025,297 SHARES OF COMMON STOCK

                              --------------------


         The shares covered by this prospectus represent in excess of 11% of our currently outstanding shares of common stock. The selling stockholders named on page 11 of this prospectus may offer all of these shares for sale. We will receive none of the proceeds from any of these sales.

                              --------------------

         Our common stock is traded on The Nasdaq National Market under the symbol ROBV. The closing price of our common stock on June 21, 2000 was $18.00 per share.


                              --------------------


         PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.


                              --------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.






                                 June   , 2000

                                TABLE OF CONTENTS


                                                                                                          Page
Prospectus Summary................................................................................          3

Risk Factors......................................................................................          6

Cautionary Statement Regarding Forward-Looking Statements.........................................         10

Use of Proceeds...................................................................................         10

Selling Stockholders..............................................................................         11

Legal Matters.....................................................................................         13

Experts...........................................................................................         13

Where You Can Find More Information...............................................................         14

Incorporation of Certain Documents by Reference...................................................         14




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










                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information contained or incorporated by reference in this prospectus. The discussion of our business in this prospectus includes the operations of our subsidiaries and the operations of any companies we acquired, unless we tell you otherwise.

                                   THE COMPANY

         Robotic Vision Systems designs, manufactures and markets machine vision, automatic identification and related products for the semiconductor capital equipment, electronics, automotive, aerospace, pharmaceutical and other industries. Founded in 1976, we use advanced technology including vision-enabled process equipment, high performance optics, lighting and advanced hardware and software to offer a full range of automation solutions. In 1991, we introduced the first generation of our current principal product, the lead scanner, a three-dimensional machine vision system which inspects the physical characteristics of packaged semiconductors. We believe we currently have the dominant share of lead scanners used by the semiconductor industry. More recently, we have become a leader in designing and manufacturing products which utilize machine vision technology to interpret one and two-dimensional bar codes.

         We operate through two divisions -- the Semiconductor Equipment Group and the Acuity CiMatrix Division.

     - The Semiconductor Equipment Group's primary business is the design, manufacture and marketing of systems that inspect assembled chip packages, transfer integrated circuits from one medium to another and attach solder balls to ball grid array semiconductors. This group serves the semiconductor capital equipment market.

     - The Acuity CiMatrix Division designs, manufactures and markets two primary product lines:

           - vision systems used in the general purpose machine vision market for a variety of industrial applications; and

           - one- and two-dimensional bar code reading systems and related products used in the automatic identification and data collection market to track the manufacture and distribution of industrial and consumer products.

         We were pioneers in the development of machine vision and have utilized our technology to enter the emerging market for two-dimensional bar code readers. We developed the technology and own the patents to Data Matrix, a two-dimensional bar code symbology which can be marked directly onto parts and components. We placed the Data Matrix symbology into


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the public domain in order to encourage the widespread adoption of this coding system and the sale of our two-dimensional bar code readers. In addition, we design and manufacture high-speed bar code scanning equipment for traditional one-dimensional reading applications such as sorting devices commonly used in e-commerce infrastructure, logistics, material handling and warehousing applications.

         Our goal is to grow by continuing to work with leaders in each of our served markets, anticipating their needs and offering them the most advanced products and technology. To accomplish this objective, we intend to:

     - Leverage our leading position in selected semiconductor capital equipment market niches;

     - Further develop the two-dimensional bar code market as the inventor of Data Matrix symbology; and

     - Capitalize upon the convergence of the machine vision and bar code industries.

         By incorporating our expertise in machine vision with our innovations in bar code technologies, we are uniquely positioned to offer integrated solutions for a variety of automation needs.

         We were incorporated in New York in 1976 and reincorporated in Delaware in 1977. Our executive offices are located at 5 Shawmut Road, Canton, Massachusetts 02021. Our telephone number is (781) 302-2439 and our website is located at www.rvsi.com. The information on our website is not part of this prospectus.


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




                                  THE OFFERING

Common stock offered for sale
   by the selling stockholders..........................    4,025,297 shares (1)

Common stock to be outstanding
   after offering........................................  37,841,716 shares (2)

------------

       (1) Represents the maximum number of shares covered by this prospectus. See "Selling Stockholders."

       (2) This number assumes the issuance of 3,494,958 shares of our common stock upon the exercise of prepaid warrants and incentive warrants which were issued in February 1999. Such shares have been registered pursuant to this prospectus. This number excludes 3,281,324 shares, 570,326 shares and 3,877,964 shares of our common stock issuable as of May 8, 2000 upon exercise of then outstanding warrants issued in April and July 1999, other warrants and options under our stock option plans, respectively. An additional 2,650,141 shares are reserved for future grants under our stock option plans.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. If all of the incentive warrants, which relate to the common stock being offered by the selling stockholders, are exercised, we will receive gross proceeds of $2,840,033. We intend to apply any net proceeds for working capital and other general corporate purposes.



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











                                  RISK FACTORS

         Prospective investors should consider carefully the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus prior to making an investment in our common stock.

OUR PRINCIPAL MARKET IS THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY WHICH CAUSES A CYCLICAL IMPACT ON OUR FINANCIAL RESULTS

         We sell capital equipment to companies that design, manufacture, assemble and test semiconductor devices. The semiconductor industry is highly cyclical, causing in turn a cyclical impact on our financial results. Any significant downturn in the markets for our customers' semiconductor devices or in general economic conditions would likely result in a reduction in demand for our products and would hurt our business.

         Most recently, our revenue and operating results declined in fiscal years 1998 and 1999 as a result of a sudden and severe downturn in the semiconductor industry precipitated by a recession in Asian countries and over-capacity in the semiconductor industry. Downturns in the semiconductor capital equipment industry have been characterized by diminished product demand, excess production capacity and accelerated erosion of selling prices. In the past, we have experienced delays in commitments, delays in collecting accounts receivable and significant declines in demand for our product during these downturns, and we cannot be certain that we will be able to maintain or exceed our current level of sales. Additionally, as a capital equipment provider, our revenues are driven by the spending patterns of our customers who often delay expenditures or cancel orders in reaction to variations in their businesses. Because a high proportion of our costs are fixed, we are limited in our ability to reduce expenses quickly in response to revenue short-falls. In a contraction, we may not be able to reduce our significant fixed costs, such as continued investment in research and development and capital equipment requirements.

         During a downturn, we may experience delays in collecting receivables, which may impose constraints on our working capital. In addition, a downturn in industry demand for our products that we are unable to anticipate may place us in a position of excessive inventories, which would further constrain cash flow. By way of illustration, we were compelled to reduce our inventory carrying value by approximately $16.6 million for the fiscal year ended September 30, 1998 as a consequence of an industry downturn which unexpectedly began in March 1998.

OUR CONTINUED PROFITABILITY CANNOT BE ASSURED

         We incurred net losses of $9.7 million and $40.5 million for the fiscal years ended September 30, 1999 and 1998, respectively, primarily attributable to the worldwide downturn in demand for semiconductor capital equipment which began in March 1998 and continued through the first half of calendar year 1999. While we reported net income of $287,000, $1.3 million and $3.5 million on revenues of $40.3 million, $47.1 million and $56.7 million for the three month


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periods ended September 30, 1999, December 31, 1999 and March 31, 2000,
respectively, our continued profitability will depend upon our ability to maintain these quarterly revenue levels or make further reductions in our costs. We can give no assurance that we will return to sustained profitability.

THE MARKET FOR SEMICONDUCTOR CAPITAL EQUIPMENT IS HIGHLY CONCENTRATED

         The semiconductor industry is highly concentrated, and a small number of semiconductor device manufacturers and contract assemblers account for a substantial portion of purchases of semiconductor capital equipment. Sales to our ten largest customers accounted for 33.3% of total revenues in fiscal year 1999 and 41.1% in fiscal year 1998. No single customer accounted for more than 10% of revenues in fiscal year 1999. However, Intel Corporation accounted for 20.0% of our revenues in fiscal year 1998. A loss of or decrease in purchases by one of these customers could materially and adversely affect our sales.

ECONOMIC DIFFICULTIES ENCOUNTERED BY CERTAIN OF OUR FOREIGN CUSTOMERS HAVE RESULTED IN ORDER CANCELLATIONS AND REDUCED COLLECTIONS OF OUTSTANDING ACCOUNTS RECEIVABLE

         International sales, primarily to Asia and Western Europe, accounted for approximately 56% and 64% of our revenues for the fiscal years ended September 30, 1999 and 1998, respectively. In particular, sales to Taiwan, Korea and other Asian countries accounted for approximately 41% and 54% of our revenues for the fiscal years ended September 30, 1999 and 1998, respectively. While our sales in Asia are generally denominated in U.S. dollars, our international business may be affected by changes in demand resulting from fluctuations in currency exchange rates, trade restrictions, duties and other political and economic factors. The recent Asian economic crisis led to significant order cancellations from customers in Taiwan, Korea, Malaysia and the Philippines as currency devaluations prevented these customers from acquiring U.S. dollars at favorable exchange rates, thereby adversely affecting both our revenue levels and profitability.

DEVELOPMENT OF OUR PRODUCTS REQUIRES SIGNIFICANT LEAD TIME AND WE MAY FAIL TO CORRECTLY ANTICIPATE THE TECHNICAL NEEDS OF OUR MARKETS

         We must anticipate industry trends and develop products in advance of the commercialization of semiconductor capital equipment. We are required to make capital investments to develop new products before they are commercially accepted by our customers. In addition, if we are not successful in developing enhancements or new generations of products, we may not be able to recover the costs of these investments or may incur significant losses. If we are not able to develop new products which meet the needs of our markets, our competitive position in our industries may be diminished and our relationships with our customers may be impaired.



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

INADEQUATE CASH FLOW AND RESTRICTIONS IN OUR BANKING ARRANGEMENTS MAY IMPEDE OUR PRODUCTION AND PREVENT US FROM INVESTING SUFFICIENT FUNDS IN RESEARCH AND DEVELOPMENT

         The markets for our products are extremely competitive. Our near-term competitive position is dependent upon our ability to satisfy orders received in a timely manner. To do so, we need access to capital to rapidly increase our production capabilities. Maintaining our long-term competitive position will require our continued investment in research and product development. Our ability to make such investment may be limited by our cash flow availability and by our need to comply with covenants in our banking arrangements that may limit our production, research and product development expenditures.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO HIRE AND RETAIN QUALIFIED PERSONNEL

         Our success depends in large part upon our ability to hire and retain qualified personnel in technical and managerial positions. We have a limited number of employment agreements with our technical and managerial personnel. The market for employees with the combination of skills and attributes required to carry out our needs is extremely competitive. Our inability to hire and retain such personnel could adversely affect our growth and profitability.

THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

         As of March 31, 2000, options to purchase approximately 3.9 million shares of our common stock were outstanding. The weighted average exercise price of such options was $4.93 per share. Warrants to purchase approximately
4.9 million shares of common stock were outstanding as of March 31, 2000. The weighted exercise price of such warrants was $ 4.39 per share. In addition,
2.8 million shares of common stock were issuable upon the exercise of the prepaid warrants at a cost of $3.96 per share as of March 31, 2000. Except for approximately 327,000 shares, all of the shares underlying these warrants have been registered for resale.

         Future sales of any shares represented by outstanding options and warrants, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares could result in increased volatility in the price of our common stock.

"SHORT" SALES BY HOLDERS OF PREPAID WARRANTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO GO DOWN

         The holders of our prepaid warrants may seek to realize a profit by selling shares of our common stock "short", i.e., selling shares which they do not actually own at the time of sale, thereby exerting downward pressure on the market price of the common stock, with the expectation of being able to buy shares at a lower price prior to having to deliver such shares to




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

the buyer, thereby profiting by the difference between the selling price of the shares and the anticipated lower purchase price. While the holders assume the risk of an upward rather than a downward movement in the price of our common stock at the time they would be required to buy shares to cover their "short" position, they can contain the extent of their possible losses from such an upward movement by exercising their prepaid warrants to acquire shares for this purpose.

OUR STOCK PRICE IS VOLATILE

         In the past twelve months, the closing price of our common stock has ranged from a low of $3 5/16 to a high of $19 1/4 . The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

     -        quarterly variations in operating results;

     - differences between our quarterly results of operations and securities analysts' estimates;

     - announcements of technological innovations, new products or strategic alliances;

     -        the announcement of the results of existing or new litigation;
              and

     -        news reports relating to companies or trends in our markets.


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







                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements including statements regarding, among other items, business strategy, growth strategy and anticipated trends in our business, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth in "Risk Factors," describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate.


                                USE OF PROCEEDS


         We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. If all of the incentive warrants, which relate to the common stock being offered by the selling stockholders, are exercised, we will receive gross proceeds of $2,840,033. We intend to apply any net proceeds for working capital and other general corporate purposes.


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




                              SELLING STOCKHOLDERS

         This prospectus relates to our registration, for the account of the selling stockholders, of an aggregate of 2,777,778 shares of common stock underlying the prepaid warrants, 717,180 shares of common stock underlying certain of the incentive warrants and 530,339 shares of outstanding common stock. These shares are being registered pursuant to registration rights granted by us to the selling stockholders in February 1999 in connection with their acquisition of the prepaid warrants and the incentive warrants.

         We believe, based on information supplied by the following persons, that except as noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of our shares offered by this prospectus.



                                         SHARES BENEFICIALLY
                                            OWNED PRIOR TO                                       SHARES BENEFICIALLY
                                              OFFERING                                          OWNED AFTER OFFERING
                                     -----------------------------     COMMON STOCK        ------------------------------
                                                                       OFFERED BY
              NAMES OF                                                   SELLING
        SELLING STOCKHOLDERS                   NUMBER (2)              STOCKHOLDER              NUMBER (3)     PERCENT
-----------------------------------  ----------------------------------------------------  ----------------- ------------
Fisher Capital, Ltd. (1).........             2,792,790                  1,393,990             1,398,800      3.9%

Wingate Capital, Ltd. (1)........             1,657,810                    750,610               907,200      2.6%

Omicron Partners Ltd.............             1,421,422                    306,371             1,115,051      3.1%

Zanett Lombardier Ltd............               919,114                    919,114                __           __

Claudio M. Guazzoni..............               233,572                    161,411                72,161       *

David M. McCarthy................               217,179                    161,411                55,768       *

Samuel L. Milbank................               117,940                     82,906                35,034       *

Pacific Alliance Ltd.............               174,484                    144,484                30,000       *

Heriot Holdings Ltd..............               120,000                    105,000                15,000       *

------------
*        Denotes less than 1%.

(1) Based on information set forth in Amendment No. 1 of Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000, Fisher Capital Ltd., Wingate Capital Ltd., Olympus Securities Ltd. and NP Partners beneficially own, as of May 8, 2000, 2,792,790, 1,657,810, 30,900 and 18,100 of our shares, or an aggregate of 4,499,600 shares, including shares underlying prepaid warrants, incentive warrants and other warrants currently exercisable and exercisable within 60 days of May 8, 2000. Each holder of prepaid warrants is prohibited from exercising such warrants if exercise would


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

         cause the holder and its affiliates to own a number of shares which, when added to the number of shares of common stock beneficially owned 60 days prior to the date of such exercise plus any shares which were acquired during the 60 day period, would be in excess of 10% of our common stock outstanding immediately following such exercise. Therefore, the maximum number of shares of our common stock that can be beneficially owned by Fisher, Wingate, Olympus and NP Partners in the aggregate is 3,776,862 shares as of May 8, 2000. Citadel Limited Partnership (an affiliate of Fisher, Wingate, Olympus and NP Partners) has informed us that Kenneth C. Griffin (an affiliate of Citadel), Citadel and each of the Citadel entities disclaims beneficial ownership of the shares of common stock held by the other Citadel entities. Therefore, the shares represented as being beneficially owned by Fisher and Wingate do not include shares owned by each other or the shares owned by Olympus or NP Partners.

(2) Includes shares of common stock underlying the prepaid warrants, the incentive warrants and the other warrants.

(3) Includes shares of common stock underlying warrants not registered pursuant to this prospectus.

         The sale of the selling stockholders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling stockholders may also sell shares short and deliver these shares to close out their short positions. Selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

         These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom such


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

broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

         The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have advised the selling stockholders that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

         Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock covered by this prospectus.


                                  LEGAL MATTERS

         The validity of the shares of our common stock covered by this prospectus has been passed upon by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. Certain members of this firm own shares of our common stock.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Robotic Vision Systems, Inc. Annual Report on Form 10-K for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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

                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to Robotic Vision Systems, Inc. and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it (File No. 0-8623), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

     - our Annual Report on Form 10-K and 10-K/A for the year ended September 30, 1999;

     - our Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999 and March 31, 2000;

     -        our most recent Proxy Statement, filed on February 22, 2000; and



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

     - the description of our common stock contained in our registration statement on Form 8-A and in our Current Report on Form 8-K dated May 20, 1998, including any amendments or reports filed for the purpose of updating that description.

         Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

         You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

         Robotic Vision Systems, Inc.
         5 Shawmut Road
         Canton, Massachusetts 02021
         (781) 302-2439

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Post-Effective Amendment to this Registration Statement:

Accounting Fees and Expenses........................................................... $ 5,000

Legal Fees and Expenses................................................................   5,000

Miscellaneous Expenses.................................................................   1,000
                                                                                          -----

     Total............................................................................. $11,000
                                                                                          =====


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Except as set forth in this Item 15, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         Article SIXTH of the Restated Certificate of Incorporation of the registrant provides that registrant shall, to the full extent permitted by
Section 145 of the Delaware General Corporation Law, as amended, from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT

4.1       Specimen certificate representing registrant's common stock (1)

4.2       Registrant's Restated Certificate of Incorporation (2)
4.3 Amendments to registrant's Restated Certificate of Incorporation of registrant (3)
4.4       Registrant's Bylaws, as amended (4)
4.5 Rights Agreement, dated as of May 14, 1998, between Registrant and American Stock Transfer & Trust Company (4)
4.6       Form of Prepaid Warrant (5)
4.7       Form of Common Stock Purchase Warrant (6)
5.1       Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. (7)
23.1      Consent of Deloitte & Touche LLP
23.2 Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (contained in their opinion included under Exhibit 5.1) (7)
24.1 Power of Attorney (comprises a portion of the signature page to this registration statement) (7)

------------

(1) Filed as an exhibit to registrant's registration statement on Form S-3, File No. 333-94971.

(2) Filed as an exhibit to registrant's registration statement on Form S-4, File No. 333-08633.

(3) Filed as an exhibit to registrant's registration statement on Form S-1, File No. 333-76927.

(4) Filed as an exhibit to registrant's current report on Form 8-K dated May 20, 1998.

(5) Filed as an exhibit to registrant's current report on Form 8-K dated February 24, 1999.

(6) Filed as an exhibit to registrant's current report on Form 8-K dated July 23, 1999.

(7)    Previously filed as an exhibit to this Registration Statement.


ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on June 26, 2000.

                                                ROBOTIC VISION SYSTEMS, INC.

                                                By: /s/ Pat V. Costa
                                                   -------------------------
                                                        Pat V. Costa
                                                        Chairman, President and
                                                        Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                                          TITLE                                               DATE
      ---------                                          -----                                               ----


/s/ Pat V. Costa                            Chairman, President and                                        June 26, 2000
-----------------------                     Chief Executive Officer
Pat V. Costa                                (Principal Executive Officer)



/s/ Frank D. Edwards                        Chief Financial Officer and                                    June 26, 2000
-----------------------                     Treasurer
Frank D. Edwards                            (Principal Financial and
                                            Accounting Officer)



/s/ Howard Stern                            Director                                                       June 26, 2000
-----------------------
Howard Stern



/s/ Frank DiPietro                          Director                                                       June 26, 2000
-----------------------
Frank DiPietro



/s/ Jay M. Haft                             Director                                                       June 26, 2000
-----------------------
Jay M. Haft



/s/ Tomas Kohn                              Director                                                       June 26, 2000
-----------------------
Tomas Kohn

/s/ Donald J. Kramer                        Director                                                       June 26, 2000
-----------------------
Donald J. Kramer

/s/ Mark J. Lerner                          Director                                                       June 26, 2000
-----------------------
Mark J. Lerner

/s/ Robert H. Walker                        Director                                                       June 26, 2000
-----------------------
Robert H. Walker